[Servotronics, Inc. Letterhead]
 Exhibit 99.1

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012
March 30, 2010
SERVOTRONICS, INC. ANNOUNCES
YEAR END INCOME AND REVENUES

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported net income of $1,903,000 (or $0.98 per share Basic and $0.92 Diluted) on revenues of $33,008,000 for the fiscal year ended December 31, 2009 as compared to net income and revenues for the fiscal year ended December 31, 2008 of $3,055,000 (or $1.58 per share Basic and $1.45 Diluted) and $34,170,000 respectively. The Company primarily attributes the period to period differences in net income to recession driven decreased sales at the Advanced Technology Group (ATG) that were not fully offset by increased sales at the Consumer Products Group (CPG) in combination with significant gross margin vagaries as a result of product mix in the relevant periods and the significant implementation costs to meet the Sarbanes-Oxley, Section 404 (SOX 404) requirements which are scheduled to be effective in 2010 for companies of our size.

The 2009 reduction in reported net income reflects the adverse effects of the current Global recession and the Aerospace industry-wide stretch-outs of commercial aircraft deliveries. Notwithstanding the reported reduction in year to year net income, the net income for 2009 was the 3rd highest net income reported by Servotronics during the past 25 years. Also, the 2009 reported net income was approximately 50% higher than the reported net income for the Company’s 4th best year during the same 25 year period. The Company’s 3 best years, as measured by net income during the past 25 years, occurred during the last 3 years (i.e., 2009, 2008 and 2007). Also encouraging is that certain major manufacturers of commercial aircraft have publicly announced that they have initiated plans to ramp up production to support forecasted increases in aircraft deliveries in late 2010, 2011 and 2012. Aircraft component suppliers are being advised to increase their capacity to support this accelerated aircraft production forecast. A Global economic recession will often bring companies with strong operational histories and balance sheets to the forefront. It is at such times that our Company’s ability to convert challenges to opportunities becomes more apparent and important. The Aerospace Industry Association’s report issued in December 2009 was cautiously optimistic and confident in the future of Aerospace.

Government procurements are expected to continue to be volatile and may result in significant period to period revenue fluctuations. The Company’s marketing efforts continue to be enhanced by ongoing product developments at both the ATG and the CPG. The Company recently expanded its capabilities in its continuing efforts to add product lines and resources to the Company’s inventory of skills and product offerings. The Company’s many ATG products that are in a wide range of programs are expected to benefit from a recovering Global economy. The CPG’s product developments and expanded capabilities have led to significant government procurements and the expansion of the CPG’s product line.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, pocket knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex